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                       [ARTHUR ANDERSEN LLP LETTERHEAD]

                                                                EXHIBIT 23(a)

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Household Finance Corporation:

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 relating to the offering of up to $5,000,000,000 of Medium Term Notes and Warrants to Purchase Medium Term Notes, to be filed with the Securities and Exchange Commission on or about July 17, 1998, of our report dated January 21, 1998, included in Household Finance Corporation's Form 10-K for the year ended December 31, 1997 and our report dated June 30, 1998, included in Household Finance Corporation's Current Report on Form 8-K dated June 30, 1998, and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Chicago, Illinois
July 17, 1998